UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2006

Q.E.P. CO., INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-21161	13-2983807
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1001 Broken Sound Parkway, NW Suite A

Boca Raton, Florida 33487

(Address of principal executive offices)

561-994-5550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

The Registrant hereby amends its Current Report on Form 8-K dated August 29, 2006, filed with the Securities and Exchange Commission on September 5, 2006, to amend and supplement Item 4.02 as discussed below.

ITEM 4.02. NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.

On June 16, 2006, the Securities and Exchange Commission (the “SEC”) issued a comment letter (the “Comment Letter”) to Q.E.P. Co., Inc. (the “Company”) regarding the Company’s Form 10-K for the year ended February 28, 2006. In the Comment Letter, the SEC raised questions about several matters contained in the Form 10-K including the amount of the put warrant liability that was recorded in connection with the warrants that were issued to Hillstreet Fund, L.P. (“Hillstreet”) with respect to the subordinated loan agreement between the Company and HillStreet, entered into on April 5, 2001 (which was paid in full on May 12, 2003). The Company had issued 325,000 10-year warrants (the “put warrants”) at an exercise price of $3.63 per share. The put warrants continue to remain outstanding and since April 5, 2006, the put feature may be exercised by the Holder at any time or from time to time, based on criteria set forth in the Warrant Agreement. In the event the put is exercised, the Company is required to pay cash to the Holder of the warrants for the excess value of the warrants. The Company cannot determine the actual amount of the liability until such time as the put warrant is exercised. The liability is based on the determination of the Company’s entity value, which is defined in the Warrant Agreement as the greatest of: (1) the fair market value of the Company established as of a capital transaction or public offering; or, (2) a formula value based on a multiple of six times trailing twelve month EBITDA; or (3) an appraised value as if the Company was sold as a going concern.

Prior to the Company’s fiscal year ended February 28, 2006, the Company had estimated the amount of the liability using a formula based on EBITDA as contemplated under the Warrant Agreement or an internal appraisal value based on a multiple of projected EBITDA. For the fiscal year ended February 28, 2006, the Company hired an independent appraiser to perform a comprehensive appraisal which served as the basis for recording the put warrant liability for such fiscal period.

After further discussions with the SEC, the Company has determined to account for the put warrant liability at any reporting date by calculating the difference between the closing stock price on the reporting date and the exercise price of $3.63 per share multiplied by the 325,000 warrants granted (“marking the warrants to market”). The Company no longer intends to apply the appraisal method to estimate the put warrant liability in its restatements. As a result, the put warrant liability for all fiscal periods prior to and including the fiscal year ended February 28, 2006 and fiscal quarter ended May 31, 2006 will be restated. The actual settlement amount of the put warrant liability could differ from the value determined by marking the warrants to market.

This restatement will have no effect on previously reported operating income and cash flow from operations for all periods presented.

Also, the Company has reconsidered the economic characteristics of operations in its geographic regions and will provide expanded disclosure in accordance with Statement of Financial Accounting Standards No. 131 “Disclosures About Segment of an Enterprise and Related Information” in the amended annual report.

As soon as practicable, the Company intends to file an amended February 28, 2006 Form 10-K and an amended May 31, 2006 Form 10-Q year to reflect such restatement. In addition, in the amended February 28, 2006 Form 10-K, the year end date in Exhibit 32.2 (section 906 certification) will be corrected to properly show February 28, 2006 instead of February 29, 2004.

The Company’s Audit Committee has discussed the matters disclosed in this Current Report on Form 8-K with Grant Thornton LLP, the Company’s independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q.E.P. Co., Inc.

By:	/s/ Lewis Gould
Name:	Lewis Gould
Title:	Chairman of the Board of Directors and Chief Executive Officer

Dated: September 18, 2006